EXHIBIT 4.3
FIRST AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT

THIS FIRST AMENDMENT to the Amended and Restated Rights Agreement (“First Amendment”) is entered into as of September 16, 2002 between MAPICS, Inc., a Georgia corporation (the “Company”), and SunTrust Bank, a national banking association (“SunTrust”).

WHEREAS, EquiServe Trust Company, N.A. (“EquiServe”) has acted as the Rights Agent pursuant to the Amended and Restated Rights Agreement (the “Rights Agreement”) dated as of March 30, 1998 among MAPICS, Inc., a Massachusetts corporation, MAPICS, Inc., a Georgia corporation, and BankBoston, N.A. (the predecessor rights agent to EquiServe);

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has notified EquiServe of the Company’s decision to replace EquiServe as the Rights Agent and EquiServe has acknowledged such decision;

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company wishes to appoint SunTrust as the successor Rights Agent;

WHEREAS, SunTrust is a national banking association organized and doing business under the laws of the United States, is authorized under such laws to exercise corporate trust or stock transfer powers, is subject to supervision or examination by federal or state authority and, itself or together with its affiliates, has a combined capital and surplus of at least $50 million;

WHEREAS, the Company desires to amend the Rights Agreement to reflect the appointment of SunTrust as the Rights Agent;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Rights Agreement hereby is amended as follow:

1. Section 3(c) of the Rights Agreement is hereby amended by deleting the first sentence of the legend set forth therein and substituting in lieu therefor the following:

“This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Amended and Restated Rights Agreement among MAPICS, Inc., a Georgia corporation (the “Company”), MAPICS, Inc., a Massachusetts corporation, and SunTrust Bank (the “Successor Rights Agent”), dated as of March 30, 1998 (as amended, supplemented or otherwise modified from time to time, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company.”

2. Section 20(c) of the Rights Agreement is hereby amended by deleting the sentence set forth therein and substituting in lieu therefor the following:

“The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.”

3. Section 21 of the Rights Agreement is hereby amended by deleting the fifth sentence of that section in its entirety and substituting in lieu therefor the following:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation, national banking association or trust company organized and doing business under the laws of the United States or any State thereof, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which either itself has, or together with an affiliate has, at the time of its appointment as Rights Agent, a combined capital and surplus of at least $50 million.”

4. Section 26 of the Rights Agreement is hereby amended by deleting the address of the Company and inserting the following as the address for the Company:

MAPICS, Inc.
1000 Windward Concourse Parkway
Suite 100
Alpharetta, Georgia 30005
Attention: President and Chief Executive Officer

5. Section 26 of the Rights Agreement is hereby further amended by deleting the address of EquiServe and inserting the following as the address for the Rights Agent:

SunTrust Bank, N.A.
58 Edgewood Avenue
Atlanta, Georgia 30303
Attention:

6. The Rights Certificate attached to Exhibit B to the Rights Agreement is hereby amended by deleting the first sentence in its entirety and substituting in lieu therefor the following:

“This Rights Certificate certifies that or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Amended and Restated Rights Agreement among MAPICS, Inc., a Georgia corporation (the “Company”), MAPICS, Inc., a

Massachusetts corporation, and SunTrust Bank (the “Rights Agent”), dated as of March 30, 1998 (as amended, supplemented or otherwise modified from time to time, the “Rights Agreement”), to purchase from the Company after the Distribution Date (as such term is defined in the Rights Agreement) at the office or offices of the Rights Agent designated for such purpose or its successor as Rights Agent, one-thousandth of a fully paid, nonassessable share of Series F Junior Participating Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $60.00 per one one thousandth of a share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.”

6. The Rights Certificate attached to Exhibit B to the Rights Agreement is hereby further amended by deleting the counter-signature from the signature page to the Rights Certificate and substituting in lieu therefore the following:

“Countersigned:	SUNTRUST BANK

By:
Authorized Signature”

7. Exhibit C of the Rights Agreement is hereby amended by deleting the last sentence of the first paragraph in its entirety and inserting in lieu therefore the following:

“The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement among MAPICS, Inc., a Georgia corporation (the “Company”), MAPICS, Inc., a Massachusetts corporation, and SunTrust Bank (the “Rights Agent”), dated as of March 30, 1998 (as amended, supplemented or otherwise modified from time to time, the “Rights Agreement”).”

8. All other references in the Rights Agreement to “BankBoston” hereby are changed to “SunTrust” and all references to the Rights Agent shall be deemed to be references to “SunTrust Bank.”

9. SunTrust, by executing this First Amendment, agrees to be bound by the obligations, terms and conditions imposed on the Rights Agent under the Rights Agreement, as modified by this First Amendment.

Capitalized terms used herein and not otherwise defined shall have those meanings ascribed to them in the Rights Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Amended and Restated Rights Agreement to be duly executed as of date first above written.

MAPICS, INC.

By:	/S/ MARTIN AVALLONE

Name:	Martin Avallone

Title:	Vice President, General Counsel

SUNTRUST BANK

By:	/S/ SUE HAMPTON

Name:	Sue Hampton

Title:	Vice President